Exhibit 10.13

EXECUTION COPY

August 16, 2005

Mr. Jim Scully

Dear Jim:

Pursuant to our discussions regarding your employment with J. Crew Group, Inc. (the “Parent”) and its operating subsidiaries (collectively with the Parent, the “Company”), we thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement (the “Agreement”) for all parties to sign.

1. Employment.

(a) The Company hereby agrees to employ you during the “Employment Period” (as defined below) as Chief Financial Officer (principal financial officer and principal accounting officer), and you hereby agree to serve the Company in such capacity. You shall report to the Chief Executive Officer of the Company.

(b) During the Employment Period, you shall devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. Accordingly, you may not, directly or indirectly, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for you to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, and (ii) manage your personal, financial and legal affairs, so long as such activities (described in clauses (i) or (ii)) do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2. Employment Period.

(a) The “Employment Period” shall begin on September 7, 2005 (the “Effective Date”) and shall terminate (“Termination Date”) upon the earliest to occur of (i) the third anniversary of the Effective Date (the “Scheduled Termination Date”), (ii) your death or Disability (as defined below), (iii) voluntary termination of employment by you without Good Reason (as defined below) on at least two months prior notice, (iv) voluntary termination of employment by you for Good Reason in accordance with the procedure outlined in Section 2(e) below, (v) termination of employment by the Company without Cause (as defined below) or (vi) termination of employment by the Company for Cause. The Scheduled Termination Date shall be extended for successive one year periods beginning on the third anniversary of the Effective Date and on each anniversary thereafter, unless either the Company or you notifies the other in writing at least four months prior to the applicable Scheduled Termination Date of its intention not to extend the Scheduled Termination Date further in which case the Employment Period shall terminate on such Scheduled Termination Date.

(b) Upon termination of the Employment Period for any reason, you shall be entitled to any earned but unpaid Base Salary (as defined below) as of the Termination Date. If the Company terminates the Employment Period without Cause or you terminate the Employment Period for Good Reason, you will be entitled to the following severance benefits (the “Severance Benefits”): (i) continuation of your Base Salary as in effect immediately prior to such termination (your “Ending Base Salary”, and such continuation of your Ending Base Salary being referred to herein as the “Continuation Severance Payment”) and medical benefits which may be provided by the Company reimbursing payment of COBRA premiums if any (“Continuation Medical Benefit”) for a period of one (1) year (the “Severance Period”) after the Termination Date and (ii) a lump sum amount, equal to the product of (x) the Annual Bonus, if any, that you would have earned (based only upon the objective bonus criteria) in the fiscal year which includes the Termination Date had your employment not been terminated and (y) a fraction, the numerator of which is the number of days in the fiscal year that includes the Termination Date through the Termination Date and the denominator of which is 365, payable when bonuses are generally paid to the employees of the Company (“Pro-Rata Bonus”); provided that the Severance Benefits are subject to and conditioned upon your execution of a valid general release and waiver in a form reasonably satisfactory to the Company waiving all claims that you may have against the Company, its successors, assigns, affiliates, employees, officers and directors and your compliance with the provisions set forth in Section 4 hereof. Notwithstanding anything herein to the contrary, your right to receive the Continuation Severance Payment during the Severance Period shall terminate effective immediately upon the date that you become employed by a new employer or otherwise begin providing services for an entity as a consultant or otherwise (“New Employment”); provided that if the cash compensation you receive pursuant to such New Employment, including without limitation guaranteed bonus payments relating to the Severance Period whether or not paid during the Severance Period, (“New Compensation”) is less than your Ending Base Salary, the Company will continue to pay you an incremental amount during the remaining Severance Period such that the New Compensation payments you receive together with such incremental amount will equal your Ending Base Salary on an annualized basis and your right to receive the Continuation Medical Benefit shall cease immediately upon your being eligible for coverage under another group health plan. You shall immediately notify the Company upon obtaining New Employment and provide all information regarding medical benefits coverage reasonably requested by the Company. The Company shall have no additional obligations under this Agreement, including under any severance or termination pay plan, and your rights under any benefit plan of the Company to vested benefits or welfare benefits will be determined pursuant to the terms of the applicable plan. Notwithstanding the foregoing, in the event the payments or benefits under this Section 2(b) would result in the imposition of a tax under Section 409A of the Internal Revenue Code of 1986, as amended, then such payments or benefits will be paid or provided at such time when such payments or benefits would not be subject to such tax.

(c) For purposes of this Agreement, the term “Cause” shall mean (i) the indictment for a felony or any crime involving moral turpitude or being charged or sanctioned by a federal or state government or governmental authority or agency with violations of federal or state securities laws in any judicial or administrative process or proceeding, or having been found by any court or governmental authority or agency to have committed any such violation, (ii) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company, (iii) a willful and material breach of this Agreement, including without limitation, your failure to perform your duties and responsibilities hereunder, after you have been given written notice specifying such breach and at least thirty (30) days to cure such breach, to the extent reasonably susceptible to cure, (iv) a fraudulent act or omission by you adverse to the reputation of the Company or any affiliate, (v) the willful disclosure by you of any Confidential Information (as defined below) to persons not authorized to know same, and (vi) your violation of or failure to comply with (A) any Company policy, including, without limitation, the Code of Ethics and Business Practices, or (B) any legal or regulatory obligations or requirements, including, without limitation, failure to provide any certifications as may be required by law, provided that with respect to this Section 2(c)(vi), you shall be given thirty (30) days to cure such violation to the extent such violation is reasonably susceptible to cure. If subsequent to the termination of your employment, it is discovered that your employment could have been terminated for Cause pursuant to sections (i) or (iv) of this Section 2(c), your employment shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause in which event the Company shall be entitled to immediately cease providing any Severance Benefits to you or on your behalf and recover any payments previously made to you or on your behalf in the form of Severance Benefits. For purposes of this provision, no act or omission on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Parent (the “Board”) shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(d) For purposes of this Agreement, the term “Disability” shall mean your incapacity due to physical or mental illness or injury, which results in your being unable to perform your duties hereunder for a period of ninety (90) consecutive working days, and within thirty (30) days after the Company notifies you that your employment is being terminated for Disability, you shall not have returned to the performance of your duties on a full-time basis.

(e) For purposes of this Agreement, the term “Good Reason” shall mean (i) any action by the Company that results in a material and continuing diminution in your position, authority, duties or responsibilities, including without limitation a change in your title from Chief Financial Officer or a change such that you no longer report directly to the Chief Executive Officer; (ii) a reduction by the Company in your Base Salary or Annual Bonus opportunity as in effect on the Effective Date or as the same may be increased from time to time; or (iii) a relocation of your principal place of employment to more than fifty (50) miles from your principal place of employment, in each case without your written consent. Termination of your employment for “Good Reason” shall not be effective until you deliver to the Board a written notice specifically identifying the conduct of the Company which you believe constitutes “Good Reason” in accordance with this Section 2(e) and you provide the Board at least thirty (30) days to remedy such conduct.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, your annual base salary shall be $475,000 (“Base Salary”) and shall be paid pursuant to regular Company payroll practices for the senior executives of the Company. The Base Salary will be reviewed annually by the Company.

(b) Annual Bonus. In addition to the Base Salary, in each fiscal year during the Employment Period, you will have the opportunity to earn an annual bonus (“Annual Bonus”) at the following percentages of your Base Salary if both the Company achieves certain performance objectives (which will be determined by the Company for each such fiscal year in accordance with the Company’s bonus plan) and you achieve your performance goals established by the Company: target bonus of 50% up to a maximum bonus of 100% of Base Salary. Notwithstanding the foregoing, your Annual Bonus for the fiscal year beginning January 30, 2005 will be $250,000 (the “FY ’05 Guaranteed Bonus”) regardless of the achievement or non-achievement of performance objectives for such fiscal year. Any Annual Bonus (including the FY ‘05 Guaranteed Bonus, if applicable) will be paid only if you are actively employed with the Company and not in breach of this Agreement on the date of actual payment, except for any Pro-Rata Bonus payable pursuant to Section 2(b) hereof.

(c) Transition Support Payment. No later than thirty (30) days after the Effective Date, the Company will pay you a transition support payment (“Transition Support Payment”) of $165,000 as consideration for entering into this Agreement, provided that you will be required to immediately pay back the pro-rata portion of the Transition Support Payment in the event you voluntarily terminate your employment hereunder other than for Good Reason or your employment is terminated by the Company for Cause within one (1) year after the Effective Date. The pro-ration shall be determined on the basis of the number of full months having elapsed from the Effective Date to the Termination Date, divided by twelve. To the extent that you fail to pay back any portion of the Transition Support Payment as provided herein, the Company shall have the right to offset any other payments provided hereunder or otherwise owed to you in respect of such amount.

(d) Initial Stock Options. As soon as reasonably practicable after the Effective Date, and subject to the approval of the Board or a Committee thereof, the Company will cause the Parent to grant you a non-qualified stock option (the “Initial Option”) to purchase 50,000 shares of common stock of the Parent (the “Common Stock”) at an exercise price per share equal to the fair market value of the Common Stock on the date of grant. Twenty-five (25%) percent of the shares underlying the Initial Option shall vest and become exercisable each year on the anniversary of the Effective Date beginning with the first anniversary thereof, provided that you continue to be actively employed by the Company on such anniversary. The Initial Option shall be subject to and governed by the terms and conditions of the Company’s 2003 Equity Incentive Plan (the “Equity Plan”, a copy of which has been provided to you) and shall be evidenced by a separate stock option grant agreement.

(e) Premium Stock Options. As soon as reasonably practicable after the Effective Date, and subject to the approval of the Board or a Committee thereof, the Company will also cause the Parent to grant you the following additional non-qualified stock options: (i) an option to purchase 40,000 shares of Common Stock at an exercise price equal to the greater of (x) $15.00 per share and (y) the fair market value per share of the Common Stock on the date of grant and (ii) an option to purchase 40,000 shares of Common Stock at an exercise price equal to $25.00 per share (collectively, the “Premium Options”). Twenty-five (25%) percent of the shares underlying the Premium Options shall vest and become exercisable each year on the anniversary of the Effective Date beginning on the first anniversary thereof, provided that you continue to be actively employed by the Company on such anniversary. The Premium Options shall be subject to and governed by the terms and conditions of the Equity Plan and shall be evidenced by a separate stock option agreement.

(f) Restricted Stock. As soon as reasonably practicable after the Effective Date, and subject to the approval of the Board or a Committee thereof, the Company will also cause the Parent to grant you 35,000 restricted shares of Common Stock (the “Restricted Stock Grant”). Twenty-five (25%) percent of the shares underlying the Restricted Stock Grant shall vest on each anniversary of the Effective Date beginning on the first anniversary thereof, provided that you continue to be actively employed by the Company on such anniversary. The Restricted Stock Grant shall be subject to and governed by the terms and conditions of the Equity Plan and shall be evidenced by a separate restricted stock grant agreement.

(g) Employee Benefits. During the Employment Period, you will be entitled to participate in the Company’s benefit package made generally available to associates of the Company. Currently, the Company’s benefit package includes paid time off days, holidays, life insurance, medical insurance, a matching 401(k) tax deferred savings plan, a health flexible spending account, and the employee discount. The Company reserves the right to change these benefits at any time in its sole discretion.

(h) Relocation. With respect to your relocation to the New York area, the Company will provide you with relocation assistance in accordance with the Company’s executive homeowner relocation policy, including up to six months of temporary housing in our corporate housing in New York City, provided that you will be required to immediately pay back a pro-rata portion of all payments, benefits and expense reimbursements that you received in connection with your relocation based on your last date of employment in the event you voluntarily terminate your employment hereunder other than for Good Reason within one (1) year after the

Effective Date. The pro-ration shall be determined on the basis of the number of full months having elapsed from the Effective Date to the Termination Date, divided by twelve. To the extent that you fail to pay back any portion of this amount as provided herein, the Company shall have the right to offset any other any other payments provided hereunder or otherwise owed to you in respect of such amount.

4. Additional Agreements; Confidentiality.

(a) As additional consideration for the Company entering into this Agreement, you agree that for a period of twelve months following the Termination Date, you shall not, directly or indirectly, (i) engage (either as owner, investor, partner, employer, employee, consultant or director) in or otherwise perform services for any Competitive Business (as defined below) which operates within a 100 mile radius of the location of any store of the Company or its affiliates or in the same area as the Company directs its mail order operations, provided that the foregoing restriction shall not prohibit you from owning a passive investment of not more than 5% of the total outstanding securities of any publicly-traded company, or (ii) solicit or cause another to solicit any customers or suppliers of the Company or any of its subsidiaries to terminate or otherwise adversely modify their relationship with the Company or any such subsidiary. The term “Competitive Business” means the retail, mail order and internet specialty apparel and accessories business and any other business the Company or its affiliates is engaged in on the Termination Date. Notwithstanding anything herein to the contrary, the provisions of this Section 4(a) shall not apply in any of the following circumstances: (i) the Company terminates the Employment Period without Cause, (ii) you terminate the Employment Period for Good Reason, or (iii) the Company elects not to extend the Scheduled Termination Date pursuant to Section 2(a) above.

(b) During the Employment Period and for a period of twelve months following the Termination Date, you shall not, directly or indirectly, solicit, hire, or seek to influence the employment decisions of, any employee of the Company or any of its subsidiaries on behalf of any person or entity other than the Company.

(c) You agree that during the Employment Period and thereafter you will hold in strict confidence any proprietary or Confidential Information related to the Company or its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company and its affiliates in whatever form which is not generally known to the public, including without limitation, customer lists, trade practices, marketing techniques, fit specifications, design, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, distribution, planning, inventory and financial control, store design and staffing. Upon termination of your employment, you shall not take, without the prior written consent of the Company, any drawing, specification or other document or computer record (in whatever form) of the Company or its affiliates embodying any Confidential Information and will return any such information (in whatever form) then in your possession.

(d) You agree that during the Employment Period and thereafter you shall not disclose any information that has not been otherwise publicly disclosed by the Company in accordance with securities laws regarding the existence or substance of this Agreement to any third party (including employees of the Company) without the prior written consent of the Chief Executive Officer of the Company, except as may be required by law, other than to your spouse or your professional advisers for purposes of discussing the subject matter hereof and, with respect to such professional advisers, you agree to inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance hereof. Further, during the Employment Period and thereafter, you agree not to directly or indirectly disparage or defame the Company, its affiliates or any of their directors, officers or employees.

(e) You also agree that breach of the provisions provided in this Section 4 would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach any of the provisions in this Section 4, the Company will be entitled to an injunction restraining you from violating such provision without the posting of any bond. If the Company shall institute any action or proceeding to enforce the terms of any such provision, you hereby waive the claim or defense that the Company has an adequate remedy at law and you agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by you as a result of any transaction constituting a breach of any of the provisions set forth in this Section 4.

5. Representations. The parties hereto hereby represent and warrant that they have the authority to enter into this Agreement and perform their respective obligations hereunder. You hereby represent and warrant to the Company that (i) the execution and delivery of this Agreement and the performance of your duties hereunder shall not constitute a breach of or otherwise violate any other agreements, arrangements or commitments with any other party to which you are a party or by which you are bound, and (ii) you will not use or disclose any confidential and/or proprietary information or trade secrets obtained by you in connection with your former employments with respect to your duties and responsibilities hereunder. You further represent that you are not aware of any facts or circumstances that would adversely affect your ability to serve as the Company’s Chief Financial Officer.

6. Indemnification. The Company agrees that if you are made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding related to any contest or dispute between you and the Company or any of its affiliates with respect to this Agreement or the services described hereunder, by reason of the fact that you are or were an officer or a director of the Company or any subsidiary of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, you shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company’s Certificate of Incorporation and Bylaws.

7. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows:

If to the Company:

J. Crew Group, Inc.

770 Broadway

Twelfth Floor

New York, NY 10003

Attention: General Counsel

If to you:

To the address on file with the Company

or to such other address as any party may designate by notice to the other.

(b) This Agreement constitutes the entire agreement between you and the Company with respect to your employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment.

(c) This Agreement shall inure to the benefit of and be an obligation of the Company’s assigns and successors; however you may not assign any of your rights or duties hereunder to any other party.

(d) No provision of this Agreement may be amended or waived, unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment. The failure by either you or the Company at any time to require the performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by you or the Company of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e) You and the Company acknowledge and agree that each of you has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(g) The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(j) This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non conveniens, and consents to service of process by U.S. certified or registered mail in any action or proceeding with respect to this Agreement.

(signatures on following page)

If the terms of this Agreement meet with your approval, please sign and return one copy to me.

Sincerely,

/s/ Millard S. Drexler
Millard S. Drexler
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Jim Scully
Jim Scully

Date: August 16, 2005

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